Exhibit 99.1

                         NEWS RELEASE

--------------------------------------------------------------------------------
5000 Hopyard Rd., Suite 480, Pleasanton, CA 94588 www.calypte.com

Company Contact:                              Investor Relations Contact:

Richard George, CEO                           Tim Clemensen,

(925) 730-7200                                Rubenstein Investor Relations

email:rgeorge@calypte.com                     Phone: (212) 843-9337
                                              email: tclemensen@rubensteinir.com

       Calypte Biomedical Announces Licensing Agreement with Ani Biotech

Agreement Gives Company Worldwide Freedom to Operate for its Rapid HIV Platform

Pleasanton, CA - October 5, 2004 - Calypte Biomedical Corporation (AMEX:HIV) today announced that it has entered into a worldwide licensing technology transfer and equipment purchase agreement with Ani Biotech (Ani). The agreement grants Calypte access to Ani's new patent pending rapid diagnostic test platform and sample applicator technology. In consideration for the worldwide license, Ani will receive a license fee and future royalties based upon sales in the worldwide professional and OTC human in-vitro diagnostic testing markets.

Under the terms of the agreement, Calypte has been granted an exclusive license to develop, manufacture and sell rapid diagnostic tests for several sexually transmitted diseases (STDs), including HIV, HPV, Hepatitis B, Hepatitis C, Syphilis, Gonorrhea, and Chlamydia when urine or oral fluid are the sample media. Calypte has also been granted a non-exclusive license to develop, manufacture and sell the same STD diagnostic tests when blood, serum, plasma, or urogenital swabs are the sample media.

Dr. Richard George, Calypte's CEO stated, "Prior to this agreement, the Company's Intellectual Property rights precluded us from pursuing the commercialization of our rapid HIV testing platform in the United States, Europe and Japan. As a result, the Company focused on launching its suite of rapid HIV diagnostic tests into Sub-Saharan Africa and China. We believe that this milestone agreement grants us the ability to compete on a global basis and concludes our Intellectual Property licensing efforts for the rapid lateral flow platform. With this agreement, we expect to expand our commercial pursuits to the US, European and Japanese markets." Dr. George added, "We believe that the real upside of this agreement is our ability to expand our focus from HIV to the diagnosis of a broader range of sexually transmitted diseases."

Dr. Aimo Niskanen, CEO of Ani Biotech stated, "We view our agreement with Calypte as a major triumph in the battle against diagnosing STDs, especially the detection of HIV. Calypte's leadership in the field of HIV gives it the technical and scientific ability to expand into testing for other STDs, and together with Ani's rapid diagnostic test technology platform, a simple and reliable alternative to testing procedures that, until now, have been restricted to a laboratory or clinical setting."

As a result of this agreement, the Company expects to commence development of STD diagnostic tests, the first being HIV, using the new rapid test platform and sample applicator technology, no later than in the first half of 2005. The Company also expects to begin the regulatory process for professional and OTC market clearance with the U.S. Food and Drug Administration (FDA) in late 2005. In conjunction with these initiatives, Calypte will utilize its current FDA approved manufacturing facility in Rockville, MD to manufacture these emerging STD rapid diagnostic tests.

According to the report by the Centers for Disease Control and Prevention (CDC) titled Tracking the Hidden Epidemics - Trends in STDs in the United States, more than 65 million people in the US are currently living with an incurable STD (of which approximately 10% is HIV), and another 15 million people annually become infected with an STD. Aside from HIV infection, STDs are one of the most under-recognized health problems in the US today. Despite the fact that STDs are extremely widespread, have severe and sometimes deadly consequences, and add billions of dollars to the nation's healthcare costs each year, most people in the US remain unaware of the risks and consequences of all but the most publicized STD -HIV.

A conference call will be held to review this agreement later today at 11 am EDT. The call can be accessed in the U.S. by dialing 866-800-8652 and outside of the U.S. by dialing 617-614-2705 and entering conference identification number 12233446. The conference call will also be webcast live at www.calypte.com. An audio replay of the call will be available beginning October 6, 2004 until December 12, 2004 by dialing 888-286-8010 in the US, or 617-801-6888 from outside of the U.S. The conference identification number is 17966811. The replay will also be available on www.calypte.com .

About Ani Biotech:
Ani Biotech is a clinical diagnostic company producing diagnostic test kits and reagents for laboratory, physician office and home use. Ani is privately owned, and part of a group of companies all active in the healthcare sector. Ani Biotech is headquartered in Helsinki, Finland.

About Calypte Biomedical:
Calypte Biomedical Corporation, headquartered in Pleasanton, California, is a healthcare company focused on the development and commercialization of diagnostic testing products for the detection of sexually transmitted diseases. Calypte specializes in novel tests such as the HIV-1 Incidence EIA as well as tests that can determine HIV antibody status without the need for blood. Calypte is engaged in developing new diagnostic test products for the rapid detection of HIV and other sexually transmitted diseases. Calypte believes that there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in lesser-developed countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases.

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the Company's ability to obtain additional financing and access funds from its existing financing arrangements that will allow it to continue its current and future operations and whether demand for its test products in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-KSB for the year ended December 31, 2003 and its subsequent filings with the SEC.